Exhibit 10.25.3


                         CURATIVE TECHNOLOGIES, INC.
                       DIRECTOR SHARE PURCHASE PROGRAM


Purpose of the Plan

The purpose of this Director Share Purchase Program (the "Plan") is to encourage ownership of its common stock by its directors.

1. Each director shall have the opportunity to elect to forego receipt of cash payments of such director's annual retainer and director's fees and, in lieu thereof, to receive shares of CTI's common stock (the "Common Stock") equal to the quotient obtained by dividing the amount of cash payment by the fair market value. The fair market value (as defined below) of a share of Common Stock as of the close of business on the date (the "Determination Date") such cash payment would otherwise have been made in accordance with CTI's policies as then in effect. Such shares of Common Stock shall be deemed issued on and as of the Determination Date. If such number is a fraction, such number shall be rounded down to the nearest whole number and the director shall receive the cash equivalent of such fraction or, if such director so elects, such director shall pay to CTI an amount of cash equal to the difference between such fair market value and the amount of such cash equivalent, in which case such director, upon making such payment, shall receive one additional share of Common Stock rather than a cash payment for any fractional amount. "Fair market value" shall mean the closing price of a share of Common Stock as reported for composite transactions, if the Common Stock is then traded on a national securities exchange, the last sale price of a share of Common Stock, if the Common Stock is then quoted on the NASDAQ National Market System, or the average closing representative bid and asked prices of a share of Common Stock as reported on NASDAQ on the date as of which fair market value is being determined.

2. Each director shall also have the opportunity to elect to receive his entire annual retainer in Common Stock in a lump sum. If such election is made, CTI shall make a one-time payment of such retainer in Common Stock and shall apply such entire amount at the time the first installment of such retainer would otherwise have been payable for purposes of determining the number of shares of Common Stock to be issued to such director. If such election is not made, such retainer shall be paid in semi-annual installments (or in such other installments as CTI may determine from time to time), in which case, such director's election to receive Common Stock in lieu of cash shall be made with respect to each installment.




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3.   If CTI's policies, as in effect from time to time, against trading in CTI's shares of Common Stock, would prohibit a director's purchase of Common Stock on the Determination Date, then the Determination Date shall be postponed until the first date that such policies would permit such purchase to be made. In addition, notwithstanding any election by any director, such director shall not be entitled to receive any shares of Common Stock hereunder on any Determination Date if such director has sold any shares of Common Stock within the six-month period immediately preceding such date.

4. CTI will use best efforts to register the shares of Common Stock issuable here under on Form S-8 under the Securities Act of 1933, as amended. Unless and until such shares are so registered , such shares may not be offered or sold by any director unless such shares are registered under such Act or such director furnishes CTI with an opinion of counsel acceptable to CTI that the offer and sale of such shares are exempt from such registration.

5. CTI will furnish to each director, in advance of the payment date of the retainer and fees in question, a form to be completed and signed by such director with respect to the election, if any, by such director to receive Common in lieu of cash.